Exhibit 99.1

Contacts:

Brad W. Buss

EVP Finance & Administration and CFO

(408) 943-2754

Joseph L. McCarthy

Director Corporate Communications

(408) 943-2902

Cypress Reports First-Quarter 2012 Results

SAN JOSE, Calif., April 19, 2012 —Cypress Semiconductor Corp. (NASDAQ: CY) today announced the results of the first quarter of 2012, which included the following highlights and remarks from its CEO, T.J. Rodgers.

•	Earnings exceeded revised guidance

•	Book-to-bill ratio of 1.33 was the highest in two years

•	Repurchased 6.1 million shares

•	Dividend increased to $0.11 per share, currently yielding 3.1% per year

Fellow shareholders:

Our revenue and earnings (loss) for the quarter are given below, compared with the prior-quarter and prior-year results:

(In thousands, except per-share data)

	NON-GAAP			GAAP
	Q1-2012	Q4-2011	Q1-2011	Q1-2012	Q4-2011	Q1-2011
Revenue	$185,089	$242,373	$233,110	$185,089	$242,373	$233,110
Gross margin	55.7%	56.1%	58.1%	53.4%	53.6%	55.2%
Pretax margin	11.3%	23.2%	21.2%	-5.5%	12.0%	24.3%
Net income (loss)	$20,530	$56,820	$48,483	$(12,360)	$31,661	$55,374
Diluted net income (loss) per share	$0.12	$0.32	$0.24	$(0.08)	$0.18	$0.28

Our first-quarter revenue decreased 24% sequentially and 21% year-on-year, consistent with our revised guidance. The sequential revenue decrease was mainly due to a one-quarter hole in our TrueTouch® revenue stream which, in turn, was due to the late introduction of our newest Gen4 product, which has been in the market gathering design wins since the last week of December 2011. Our backlog has been growing rapidly since then, and we expect that backlog to deliver significant revenue growth in Q2 and beyond.

The revenue of our DCD division increased 6% versus that of Q4 2011. All other divisions decreased sequentially as expected. Our distributors’ inventory decreased by 16% sequentially, marking the third consecutive quarterly decrease. Inventories in the supply chain remain very low, and we continue to believe our shipments have been less than the true end-demand of our customers.

After four consecutive quarters of a declining book-to-bill ratio, we have finally seen a significant increase across all major product lines and in all geographies. Our book-to-bill ratio for Q1 was 1.33, well above the normal level in the traditionally slow first quarter. We thus expect Q2 revenue to increase significantly, and earnings to grow at a faster rate than sales, due to our continued restraint of operating expenses.

Our outlook is positive. We have the strongest product portfolio in our history, with numerous new revenue drivers across multiple product lines. We have not only a growing backlog, but a strong design pipeline, which combined with strong operating leverage from increasing revenue will allow us to drive earnings and cash flow.

BUSINESS REVIEW

+ Our non-GAAP1 consolidated gross margin for the first quarter was 55.7% (57.3% core semiconductor), down only 0.4% from the previous quarter, despite the revenue decline and down-market pricing pressures.

+ Our net inventory at the end of the first quarter was up slightly (6.1%) versus that of Q4 2011 as we built WIP to support the increased backlog. Our distributor inventory, which is much larger than our net inventory, decreased 16% sequentially, the third consecutive quarterly decrease.

+ Cash and equivalents for the first quarter totaled $108.7 million, a decrease of $57.6 million from the prior quarter due to stock repurchases. During the quarter, we bought back 6.1 million shares of common stock (3.9% of total outstanding shares) for $98.0 million. Since we announced our new $400-million stock repurchase program in September 2011, we have repurchased 11.1 million shares through April 1, 2012 and have approximately $222.2 million left for additional repurchases.

+ Operating Segments—We have realigned our operating segments as outlined below.

Business Segments	Description

MPD: Memory Products Division	An existing division that will continue to focus on our four static random access memory (SRAM) business units, general-purpose programmable clocks and process technology licensing. Its purpose is to enhance our No. 1 position in SRAMs and invent new and related products.

DCD: Data Communications Division	An existing division realigned to focus solely on USB controllers, WirelessUSB™ and West Bridge® peripheral controllers for handsets, PCs and tablets. Its purpose is to enhance our No. 1 position in USB.

PSD: Programmable Systems Division	A new division focusing primarily on our PSoC® and PSoC-based products. This business segment focuses on (1) the PSoC platform family of devices including PSoC 1, PSoC 3 and PSoC 5 and all derivatives, (2) PSoC-based user interface products such as CapSense® touch-sensing and TrueTouch touchscreen products, (3) PSoC-based module solutions including Trackpad and Ovation™ Optical Navigation Sensors (ONS) and (4) automotive products. Within this externally reported PSD Division are two internal PSoC-based divisions: the first, the Consumer and Computation Division (CCD), which runs our businesses for TrueTouch, CapSense, Trackpads and Ovation, and the second, also named PSD, which runs our PSoC core business. CCD is chartered to become No. 1 in CapSense and TrueTouch. PSD is chartered to build the base PSoC franchise. We will report the internal CCD and PSD divisions together as PSD.

ETD: Emerging Technologies Division	Our “startup” division, which includes Cypress Envirosystems, AgigA Tech Inc. and Deca Technologies Inc., all majority-owned subsidiaries of Cypress. ETD also includes our foundry business and other development-stage activities. Note that certain businesses, such as our trackpad business, have “graduated” from ETD as it was reported in 2011 into operating divisions, thus resetting ETD revenue to a new base for 2012.

Beginning with the three months ended April 1, 2012, we have reported our financial results under the four business segments described above. Furthermore, all historical financial information in this press release, as well as the financial information on our website, has been updated to reflect those changes.

Our revenue and gross margins under the new business segment structure are detailed below:

BUSINESS UNIT SUMMARY FINANCIALS (UNAUDITED)

THREE MONTHS ENDED

April 1, 2012

	PSD[2]	MPD[2]	DCD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	$81.5	$81.9	$20.0	$183.4	$1.7	$185.1
Percentage of total revenue	44.0%	44.3%	10.8%	99.1%	0.9%	100.0%

GROSS MARGIN (%)
On a GAAP basis	52.0%	59.2%	49.3%	54.9%	-107.0%[6]	53.4%
On a non-GAAP[1] basis	54.3%	61.6%	51.6%	57.3%	-104.7%[6]	55.7%

THREE MONTHS ENDED

January 1, 2012 (5)

	PSD[2]	MPD[2]	DCD[2]	Core Semi[4]	Emerging Tech.[3]	Consolidated
REVENUE ($M)	$132.4	$90.1	$18.8	$241.3	$1.1	$242.4
Percentage of total revenue	54.5%	37.2%	7.8%	99.5%	0.5%	100.0%

GROSS MARGIN (%)
On a GAAP basis	53.5%	56.3%	47.2%	54.1%	-53.4%	53.6%
On a non-GAAP[1] basis	56.0%	58.8%	49.7%	56.6%	-51.0%	56.1%

1.	Refer to “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” and “Notes to Non-GAAP Financial Measures” following this press release for a detailed discussion of management’s use of non-GAAP financial measures, as well as reconciliations of all non-GAAP financial measures presented in this press release to the most directly comparable GAAP financial measures.
2.	PSD—Programmable Systems Division; DCD—Data Communications Division; MPD—Memory Products Division.
3.	“Emerging Technologies”—Businesses outside our core semiconductor businesses outlined in footnote 4. Includes majority-owned subsidiaries Cypress Envirosystems, AgigA Tech, Deca Technologies, Inc. and our foundry-support business.
4.	“Core Semiconductor”—Includes PSD, DCD and MPD and excludes “Emerging Technology.”
5.	Consistent with the current period presentation, prior period’s financial results have been recast to conform to the new business segment presentation.
6.	The dramatic decline in ETD gross margin is due to the reclassification of the factory expenses of Deca Technologies from the R&D line to the manufacturing line as its revenue ramp commences.

FIRST-QUARTER 2012 HIGHLIGHTS

+ Cypress announced that its TrueTouch controllers power the new “floating touch™” navigation feature on the new Xperia™ sola smartphone from Sony Mobile Communications. The sola is the world’s first smartphone with “hover” technology, which anticipates the touch of a finger before it makes contact with the screen. Hovering enables new applications and navigation options, such as 3D interfaces, magnification of an area of the screen as a finger approaches, and the ability to use the touch interface with gloves – ideal for users in cold climates.

+ Cypress unveiled the industry’s first single-layer touchscreen sensor with multitouch capability. The breakthrough SLIM® (Single-Layer Independent Multitouch) sensor delivers high-performance touchscreen accuracy and responsiveness with a true single-layer sensor panel, significantly reducing the cost of the most expensive component of the touchscreen. Today’s touchscreens use two separate layers of conductors to form the rows and columns of the sensor. By creating a TrueTouch sensing solution with a unique pattern on a single-layer conductor, Cypress allows its customers to save more on the sensor cost than the entire cost of our TrueTouch chip. Thus, the new SLIM sensor will bring capacitive touchscreen technology and multifinger gesture capabilities beyond expensive “smartphones” into the higher-volume market for “feature phones.”

+ Cypress announced that its single-chip Gen4 TrueTouch controllers have been certified for the new Windows® 8 operating system from Microsoft® Corp.

+ Cypress introduced the TMA140 family of TrueTouch controllers for low-cost mobile phones. The new family offers high-performance touchscreen control with multifinger support and best-in-class signal-to-noise ratio (SNR) for screens as large as 5 inches. It supports Cypress’s patent-pending Charger Armor™ feature, which prevents false touches due to excessive charger noise and is compatible with Cypress’s new low-cost SLIM sensors.

+ Cypress released two new “components” in its PSoC Creator™ 2.0 design environment for the PSoC 3 and PSoC 5 programmable system-on-chip families. Components are virtual chips with programmable analog and programmable digital functions that accelerate design and enable customers to create feature-rich end products in software, without the need to integrate the hardware of multiple companies. One component released in the recent component packs lets designers customize digital filters with performance superior to that of any conventional MCU solution.

+ Cypress’s USB 3.0 controller, dubbed EZ-USB® FX3™, has been chosen as the standard hardware for the SuperSpeed Microsoft reference USB Test Tool (SuperMUTT). SuperMUTT can be used with virtually any USB 3.0-enabled host driver to test USB compliance and compatibility with Microsoft’s upcoming Windows 8 operating system. The FX3 solution was selected because its programmability allows for unprecedented flexibility and “future-proofing.” USB 3.0 chips are 10 times faster than the USB 2.0 chips they replace.

+ Cypress introduced its General Programmable Interface II (GPIF™ II) Designer Software for its FX3 USB 3.0 controllers. The software gives designers a powerful, easy-to-use graphical interface to configure FX3 to communicate with any microcontroller, ASIC, FPGA, image sensor, or similar devices that need USB connectivity. This is part of the “programmability” that led to the Microsoft reference design win outlined above. The software shortens development time and accelerates time to market for USB 3.0 applications.

+ Cypress and Tokyo Electron Device (TED) have jointly developed a USB 3.0 device interface card for FPGA designs. The TB-FMCL-USB30, available from TED, uses Cypress’s FX3 controller to implement USB 3.0. The card lets users easily incorporate a USB 3.0 interface into Xilinx FPGA designs.

+ Cypress appointed Badri Kothandaraman Executive Vice President of its Data Communications Division (DCD) in addition to his current position as the Executive Director of Cypress Semiconductor India. Kothandaraman, who has been with Cypress for more than 16 years, will manage Cypress’s DCD (USB) business from our Bangalore subsidiary.

+ Cypress’s Board of Directors approved a quarterly dividend of $0.11 per share, payable to holders of record of the company’s common stock at the close of business on March 29, 2012. The Q1 dividend, which will be paid on April 19, 2012, represents a 22% increase from the $0.09 Q4 dividend.

+ Cypress filed a joint motion to release global telecommunications provider Ericsson from Cypress’s complaint to the United States International Trade Commission (ITC) regarding the alleged infringement of Cypress’s SRAM patents by GSI Technology Inc. Cypress seeks an exclusion order from the ITC that will prevent the importation of all infringing GSI SRAMs. Ericsson is the fifth customer that has been released from the case, in support of Cypress’s aggressive defense of its intellectual property rights.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3, and PSoC 5 programmable system-on-chip families and derivatives, CapSense touch sensing and TrueTouch solutions for touchscreens. Cypress is the world leader in USB controllers, including the high-performance West Bridge solution that enhances connectivity and performance in multimedia handsets, PCs and tablets. Cypress is also the world leader in SRAM memories. Cypress serves numerous markets including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the Nasdaq Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for Q2 of fiscal year 2012 and beyond are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market, the strength and growth of our proprietary and programmable products, our expectations regarding our Q212 bookings, revenue growth, earnings, profit, cash flow and return on equity, our expectations regarding the demand for our products, and how are products are expected to perform. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due a variety of uncertainties and risk factors, including but not limited to the state of and future of the global economy, business conditions and growth trends in the semiconductor market, our ability to enter into new markets and penetrate existing markets with our portfolio of products, whether our products perform as expected, whether the demand for our proprietary and programmable products is fully realized, whether our product and design wins result in increased sales, customer acceptance of Cypress products, our ability to restrain our operating expenses and maintain a solid balance sheet, the behavior of our supply chain, our ability to manage our business to have strong earnings and cash flow leverage, factory utilization, the strength or softness of the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the financial performance of our subsidiaries and Emerging Technology Division, our ability to outgrow the market in revenue once the economy recovers and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, TrueTouch, PSoC, CapSense, West Bridge, SLIM and EZ-USB are registered trademarks of Cypress Semiconductor Corp. Programmable System-on-Chip, WirelessUSB, Ovation, Charger Armor, PSoC Creator, FX3 and, and GPIF are trademarks of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	April 1, 2012	January 1, 2012
ASSETS
Cash, cash equivalents and short-term investments	$108,718	$166,330
Accounts receivable, net	102,100	103,524
Inventories, net (a)	97,962	92,304
Property, plant and equipment, net	280,229	284,979
Goodwill and other intangible assets, net	39,192	40,462
Other assets	133,540	122,491

Total assets	$761,741	$810,090

LIABILITIES AND EQUITY
Accounts payable	$55,766	$52,868
Deferred margin on sales to distributors	127,462	150,568
Short-term loan payable	50,000	—
Income tax liabilities	45,919	43,239
Other liabilities	173,587	165,573

Total liabilities	452,734	412,248

Total Cypress stockholders’ equity	312,359	400,267
Noncontrolling interest	(3,352)	(2,425)

Total equity	309,007	397,842

Total liabilities and equity	$761,741	$810,090

(a)	Net inventories include $8.0 million and $4.6 million of capitalized inventories related to stock compensation expense, as of April 1, 2012 and January 1, 2012, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

ON A GAAP BASIS

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 1, 2012	January 1, 2012	April 3, 2011
Revenues	$185,089	$242,373	$233,110
Cost of revenues	86,208	112,521	104,334

Gross margin	98,881	129,852	128,776
Operating expenses:
Research and development	47,968	46,561	47,865
Selling, general and administrative	60,494	55,388	58,652
Amortization of acquisition-related intangibles	731	731	698
Restructuring charges	228	932	734
Gain on divestiture	—	—	(34,291)

Total operating expenses, net	109,421	103,612	73,658

Operating income (loss)	(10,540)	26,240	55,118
Interest and other income, net	334	2,789	1,422

Income (loss) before income taxes	(10,206)	29,029	56,540
Income tax provision (benefit)	2,465	(2,353)	1,350

Income (loss), net of taxes	(12,671)	31,382	55,190
Adjust for net loss attributable to noncontrolling interest	311	279	184

Net income (loss) attributable to Cypress	$(12,360)	$31,661	$55,374

Net income (loss) per share attributable to Cypress:
Basic	$(0.08)	$0.21	$0.32
Diluted	$(0.08)	$0.18	$0.28
Cash dividend per share	$0.11	$0.09	$—
Shares used in net income (loss) per share calculation:
Basic	154,022	154,045	171,346
Diluted	154,022	172,079	199,943

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands)

(Unaudited)

	Three Months Ended April 1, 2012
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$42,388	$48,505	$9,838	$100,731	$(1,850)	$98,881
Stock-based compensation expense	1,779	1,787	435	4,001	38	4,039
Changes in value of deferred compensation plan	116	116	28	260	2	262

Non-GAAP gross margin	$44,283	$50,408	$10,301	$104,992	$(1,810)	$103,182

	Three Months Ended January 1, 2012 (e)
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$70,835	$50,755	$8,864	$130,454	$(602)	$129,852
Stock-based compensation expense	3,006	2,046	427	5,479	25	5,504
Changes in value of deferred compensation plan	135	92	19	246	1	247
Impairment of assets and other	163	111	23	297	1	298

Non-GAAP gross margin	$74,139	$53,004	$9,333	$136,476	$(575)	$135,901

	Three Months Ended April 3, 2011 (e)
	PSD (b)	MPD (b)	DCD (b)	Core Semi (c)	Emerging Technologies (d)	Consolidated
GAAP gross margin	$52,854	$59,242	$17,295	$129,391	$(615)	$128,776
Stock-based compensation expense	2,649	2,929	916	6,494	16	6,510
Changes in value of deferred compensation plan	83	91	29	203	—	203
Impairment of assets and other	(26)	(28)	(9)	(63)	1	(62)

Non-GAAP gross margin	$55,560	$62,234	$18,231	$136,025	$(598)	$135,427

(a)	Refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.
(b)	PSD—Programmable Systems Division; DCD—Data Communications Division; MPD—Memory Products Division.
(c)	“Core Semi”—Includes PSD, DCD and MPD and excludes “Emerging Technologies.”
(d)	“Emerging Technologies”—Activities outside our core semiconductor businesses outlined in footnote (c). Includes majority-owned subsidiaries Cypress Envirosystems, AgigA Tech and Deca Technologies, Inc.
(e)	Consistent with the current period presentation, all prior period’s financial results have been recast to conform to the new business segment presentation.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES (a)

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 1, 2012	January 1, 2012	April 3, 2011
GAAP research and development expenses	$47,968	$46,561	$47,865
Stock-based compensation expense	(6,913)	(5,989)	(5,473)
Changes in value of deferred compensation plan	(423)	(524)	(509)

Non-GAAP research and development expenses	$40,632	$40,048	$41,883

GAAP selling, general and administrative expenses	$60,494	$55,388	$58,652
Stock-based compensation expense	(17,785)	(13,877)	(8,854)
Changes in value of deferred compensation plan	(1,254)	(1,084)	(923)
Building donation	—	—	(4,125)
Impairment of assets and other	47	(104)	—

Non-GAAP selling, general and administrative expenses	$41,502	$40,323	$44,750

GAAP operating income (loss)	$(10,540)	$26,240	$55,118
Stock-based compensation expense	28,737	25,370	20,837
Changes in value of deferred compensation plan	1,939	1,854	1,635
Acquisition-related expense	731	731	698
Restructuring charges	228	932	734
Gain on divestiture	—	—	(34,291)
Building donation	—	—	4,125
Impairment of assets and other	(47)	403	(62)

Non-GAAP operating income	$21,048	$55,530	$48,794

GAAP net income (loss) attributable to Cypress	$(12,360)	$31,661	$55,374
Stock-based compensation expense	28,737	25,370	20,837
Impairment of assets and other	2,022	403	(62)
Acquisition-related expense	731	731	698
Restructuring charges	228	932	734
Changes in value of deferred compensation plan	(555)	(150)	162
Gain on divestiture	—	—	(34,291)
Building donation	—	—	4,125
Investment-related losses (gains)	—	—	71
Tax effects	1,727	(2,127)	835

Non-GAAP net income attributable to Cypress	$20,530	$56,820	$48,483

GAAP net income (loss) per share attributable to Cypress—diluted	$(0.08)	$0.18	$0.28
Stock-based compensation expense	0.17	0.14	0.10
Impairment of assets and other	0.01	—	—
Acquisition-related expense	0.01	—	0.01
Restructuring charges	—	0.01	—
Gain on divestiture	—	—	(0.17)
Building donation	—	—	0.02
Tax effects	0.01	(0.01)	—

Non-GAAP net income per share attributable to Cypress—diluted	$0.12	$0.32	$0.24

(a)	Refer to the accompanying “Notes to Non-GAAP Financial Measures” for a detailed discussion of management’s use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION

CONSOLIDATED DILUTED EPS CALCULATION

(In thousands, except per-share data)

(Unaudited)

	Three Months Ended
	April 1, 2012		January 1, 2012		April 3, 2011
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	$(12,360)	$20,530	$31,661	$56,820	$55,374	$48,483

Weighted-average common shares outstanding (basic)	154,022	154,022	154,045	154,045	171,346	171,346
Effect of dilutive securities:
Stock options, unvested restricted stock and other	—	20,549	18,034	21,416	28,597	33,650

Weighted-average common shares outstanding for diluted computation	154,022	174,571	172,079	175,461	199,943	204,996

Net income (loss) per share attributable to Cypress—basic	$(0.08)	$0.13	$0.21	$0.37	$0.32	$0.28
Net income (loss) per share attributable to Cypress—diluted	$(0.08)	$0.12	$0.18	$0.32	$0.28	$0.24

	April 1, 2012	January 1, 2012	April 3, 2011

Average stock price for the period ended	$17.19	$17.68	$20.68
Common stock outstanding at period end (in thousands)	151,690	154,174	171,232

Outstanding as of April 1, 2012, January 1, 2012 and April 3, 2011 included unvested restricted stock awards of approximately 20 thousand shares, 0.9 million shares and 1.0 million shares, respectively.

CYPRESS SEMICONDUCTOR CORPORATION

SUPPLEMENTAL FINANCIAL DATA

(In thousands)

(Unaudited)

	Three Months Ended
	April 1, 2012	January 1, 2012	April 3, 2011
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$16,327	$65,481	$35,343
Net cash provided by investing activities	$1,493	$1,731	$30,711
Net cash used in financing activities	$(56,253)	$(31,755)	$(209,639)

Other Supplemental Data (Preliminary):
Capital expenditures	$9,975	$8,758	$19,309
Depreciation	$10,682	$9,872	$12,373

Notes to Non-GAAP Financial Measures

To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.

Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.

There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Gains on divestitures.

Cypress recognizes gains resulting from the exiting of certain non-strategic businesses that no longer align with Cypress’s long-term operating plan. Cypress excludes these items from its non-GAAP financial measures primarily because it is not reflective of the ongoing operating performance of Cypress’s business and can distort the period-over-period comparison.

•	Building donation.

Cypress committed to donate an unused building to a charitable entity. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, and (2) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to their estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Tax effects.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress.